Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES CORPORATE APPOINTMENTS!

SHENANDOAH, IA, January 23, 2007 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the "Company") (NASDAQ: GPRE) (AMEX: GPRE) today announced that in order to more evenly spread the workloads throughout the Company, and to take advantage of the expertise that certain members of the Board possess, the Company has made the following changes. Mr. Dan Christensen has been appointed to the position of Executive Vice President of Construction. Mr. Christensen was appointed for a twelve month term and will be paid an annual salary of $125,000 for his service as an officer of the Company. One-half of Mr. Christensen’s salary will be paid in cash and the other half will be paid in stock. Mr. Christensen has been involved in the development of commercial real estate and the financing of commercial real estate projects for over 30 years. He is one of the founders of the Company will continue in his positions as Secretary and Treasurer and as a director.

Mr. Wayne Hoovestol has been appointed to the position of Chief Operating Officer of the Company, and will continue in his position as a director of the Company. Mr. Hoovestol was appointed to a 12 month term and will be paid an annual salary of $125,000 for his service as an officer of the Company. One-half of Mr. Hoovestol’s salary will be paid in cash and the other half will be paid in stock. Mr. Hoovestol has successfully owned, operated and been principally employed by two different trucking companies for the past 30 years - Hoovestol Trucking and Major Transport. Combined, these two trucking companies employed over 700 drivers and ran over 1000 trucks. He has served on the boards of two other ethanol companies and has been an investor in ethanol since 1995. Mr. Hoovestol recently sold Major Transport in order to devote more of his time to Green Plains. He still owns and operates Hoovestol Trucking. Mr. Hoovestol is also a board member of CapSource Financial, a publicly traded company.

Finally, Mr. Robert Vavra has been appointed to the position of Chairman of the Board of the Company. Mr. Vavra was elected to the Board of Directors of Green Plains in November of 2004 and is also the Chairman of the Company’s Audit Committee. Mr. Vavra has been President and a Director of Bank Iowa since 1996. Robert graduated from Black Hills State University in Spearfish, South Dakota in 1972 with Bachelor of Science Degrees in Math and History and graduated from the Graduate School of Banking in Boulder, Colorado in 1991. Mr. Vavra has served on a number of community boards, over the years, including the Shenandoah Memorial Hospital and the Essex Commercial Club. Currently he serves on the Forest Park Manor Board of Directors and serves as a member of the Banking Committee for the Shenandoah Chamber and Industry Association, Board of Directors.

The Company’s President and CEO, Barry Ellsworth said today, “We believe these changes will be beneficial for the operations of the Company and assist us in more evenly spreading the current workloads of the Company, while at the same time more fully utilizing the expertise that various officers and directors of the Company possess.”

About Green Plains Renewable Energy

The Company is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The second is being built in Superior, Iowa, and is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. - www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. - 712.246.2932